Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of l933

UNITED CANNABIS CORPORATION

(Exact name of issuer as specified in its charter)

Colorado	46-5221947
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

301 Commercial Rd., Unit D
Golden, CO 80401	22182
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Incentive Plan
(Full Title of Plan)

Earnest Blackmon
United Cannabis Corporation
301 Commercial Rd., Unit D
Golden, CO 80401
(Name and address of agent for service)

(844) 278-2420
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

William T. Hart, Esq.

Hart & Hart

l624 N. Washington Street

Denver, Colorado 80203

(303) 839-0061

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered (1)	per share (2)	price	fee

Common stock issuable pursuant to 2018 Stock Incentive Plan	12,000,000	$1.16	13,920,000	$1,733.04

(1)

This Registration Statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Stock Incentive Plans in the event of stock dividends, stock splits, recapitalizations or other changes in the Company’s common stock. The shares subject to this Registration Statement are shares granted pursuant to the Company's Stock Incentive Plans and a Consulting Agreement, all of which may be reoffered in accordance with the provisions of Form S-8.

(2)

Varied, but not less than the fair market value on the date that the options were or are granted. Pursuant to Rule 457(g), the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon closing price of the Company's common stock on February 9, 2018.

United Cannabis Corporation

Cross Reference Sheet Required Pursuant to Rule 404

PART I

INFORMATION REQUIRED IN PROSPECTUS

(NOTE:

Pursuant to instructions to Form S-8, the Prospectus described below is not required to be filed with this Registration Statement.)

Item
No.	Form S-8 Caption	Caption in Prospectus

1.	Plan Information

(a)	General Plan Information	Stock Incentive Plans/Consulting Agreement

(b)	Securities to be Offered	Stock Incentive Plans/Consulting Agreement

(c)	Employees who may Participate	Stock Incentive Plans/Consulting Agreement
in the Plan

(d)	Purchase of Securities Pursuant	Stock Incentive Plans/Consulting Agreement
to the Plan and Payment for
Securities Offered

(e)	Resale Restrictions	Resale of Shares by Affiliates

(f)	Tax Effects of Plan Participation	Stock Incentive Plans/Consulting Agreement

(g)	Investment of Funds	Not Applicable.

(h)	Withdrawal from the Plan;	Other Information Regarding the Plans
Assignment of Interest

(i)	Forfeitures and Penalties	Other Information Regarding the Plans

(j)	Charges and Deductions and	Other Information Regarding the Plans
Liens Therefore

2.	Registrant Information and Employee	Available Information, Documents
	Plan Annual Information	Incorporated by Reference

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3 - Incorporation of Documents by Reference

The following documents filed with the Commission by United Cannabis Corporation (Commission File No. 000-54582) are incorporated by reference into this prospectus:

•

the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•

the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2017, June 30, 2017 and September 30, 2017;

•

the Company’s Current Reports on Form 8-K filed on:

o

June 8, 2017;

o

July 19, 2017;

o

July 20, 2017;

o

October 11, 2017;

o

November 21, 2017;

o

December 27, 2017; and

o

January 26, 2018 (2 reports).

All documents filed with the Commission by United Cannabis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by United Cannabis to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

United Cannabis has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to United Cannabis and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site.

Item 4 - Description of Securities

Not required.

Item 5 - Interests of Named Experts and Counsel

Not Applicable.

Item 6 - Indemnification of Directors and Officers

The Bylaws of the Company provide in substance that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person to the full extent permitted by the laws of the state of Colorado; and that expenses incurred in defending any such civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the Company unless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized in the Bylaws.

Item 7 – Exemption for Registration Claimed

With respect to any restricted securities reoffered or resold pursuant to this registration statement, the Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with the sale of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired the securities acquired them for their own accounts.

Item 8 - Exhibits

4 - Instruments Defining Rights of Security Holders

(a) - Common Stock	Incorporated by reference to Item 11 of the Company's Registration Statement on Form 10.

(b) - 2018 Stock Incentive Plan

5 - Opinion Regarding Legality

l5 - Letter Regarding Unaudited Interim Financial Information	None.

23 - Consent of Attorneys and Independent Public Accountants

24 - Power of Attorney	Included in the signature page of this Registration Statement

99 - Reoffer Prospectus

Item 9 - Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section l3 or Section l5(d) of the Securities Act of l934.

(2)

That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of l933, each filing of the registrant's Annual Report pursuant to Section l3(a) or Section l5(d) of the Securities Exchange Act of l934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section l5(d) of the Securities Exchange Act of l934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Earnest Blackmon, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on February 12, 2018.

UNITED CANNABIS CORPORATION

By:	/s/ Earnest Blackmon
Earnest Blackmon, Chief Executive Officer

Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Earnest Blackmon	Chief Executive Officer, and a Director	February 12, 2018
Earnest Blackmon

/s/ John Walsh	Principal Accounting and Financial Officer	February 12, 2018
John Walsh

/s/ Chadwick Ruby	Director	February 12, 2018
Chadwick Ruby

/s/ Tony Verzura	Director	February 12, 2018
Tony Verzura